Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Separation Agreement and General Release (“Agreement”) is entered into by and between The Scotts Miracle-Gro Company (“Company”) and Christopher L. Nagel (“Executive”).
     WHEREAS, the Executive has served as Executive Vice President-North America Consumer Business and in other roles for the Company.
     WHEREAS, the Executive’s employment has been governed by an Employment Agreement signed by the Executive on November 10, 2006, and by the Company on November 13, 2006 (“Employment Agreement”).
     WHEREAS, the Executive intends to resign his employment with the Company, which resignation shall constitute a Voluntary Termination by the Executive within the meaning of Article 7.3 of the Employment Agreement.
     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
     1. Resignation of Employment. Effective July 18, 2007 (“Effective Date of Termination”) the Executive hereby resigns his employment with the Company and resigns all other positions he holds with or for the Company, its subsidiaries and related parties, including, but not limited to, any position as an officer, director, member, trustee or any similar position. The resignation is intended to constitute a Voluntary Termination by the Executive under Article 7.3 of the Employment Agreement. The Company hereby waives the sixty (60) day notice period and the Executive waives any right to payments during such sixty (60) day notice period under Article 7.3 of the Employment Agreement. The Executive will thereafter receive the following:
     (a) The Company will pay to the Executive a monthly amount on the first payroll date of each month, in an amount equal to the Executive’s cost of health care coverage, if after receiving a COBRA notification from the Company, Executive elects the Company’s group health continuation coverage under COBRA pursuant to section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”). These payments will commence on the Company’s first payroll date following termination of his active employee coverage and will continue until the first to occur of (1) eighteen (18) months after the Effective Date of Termination, (2) the date upon which the Executive becomes covered under another employer health care plan, or (3) the date on which the Executive ceases to be covered by the Company’s group health continuation coverage under COBRA. The Executive will be solely responsible for electing COBRA coverage within the required time period.

     (b) The Company shall pay the Executive within thirty (30) days of the Effective Date of Termination the amount of One Million Four Hundred Thousand Dollars ($1,400,000.00) (prior to withholding of applicable taxes), which represents the negotiated value of the Executive’s unvested options as offset by certain other amounts. All unvested options, restricted stock, stock appreciation rights or other rights held by the Executive as of the Effective Date of Termination under the Company’s 2006 Long-Term Incentive Plan or under any other equity or long-term incentive plan of the Company (a “Company Incentive Plan”) shall be forfeited, and the Executive shall have no further interest therein. Any vested options held by the Executive shall be governed by the relevant Company Incentive Plan and grant instrument. An accurate summary of each of the Executive’s vested options under any Company Incentive Plan has been provided.
     (c) The Company will pay to the Executive any accrued but unpaid Base Salary, vacation and automobile allowance as of the Effective Date of Termination and the Company will reimburse the Executive for all incurred but unpaid business expenses as of the Effective Date of Termination under the Company’s expense reimbursement policy.
     (d) The Executive shall not be entitled to any other severance or related payments under any severance, separation or other benefit plan maintained by the Company (“Company Severance Plans”), and shall also not be entitled to a bonus or other payment under the Company’s Executive Management Incentive Plan for the current year.
     2. Confidentiality, Noncompetition and Nonsolicitation. This Agreement shall not supersede or nullify in any way the Employee Confidentiality, Noncompetition, Nonsolicitation Agreement executed by the Executive on August 7, 2006. The Employee Confidentiality, Noncompetition, Nonsolicitation Agreement shall remain in full force and effect, and any requirements of such agreement shall be incorporated by reference into this Agreement..
     3. Release. The Executive voluntarily and knowingly releases and discharges the Company, its past, present and future parents, affiliates and subsidiaries, and its and their past, present and future directors, officers, employees, agents, shareholders and representatives (“Releasees”), from any and all claims, debts, suits or causes of action, known or unknown, based upon any fact, circumstance, or event occurring or existing at or prior to the Executive’s execution of this Agreement. This Release specifically includes, but is not limited to, any claims or actions arising out of or during the Executive’s employment with the Company or the termination of that employment, including any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Ohio Civil Rights Act, and any and all other federal, state or local laws, and any common law claims now or hereafter recognized, as well as all claims for counsel fees and costs. This Release is not intended to apply to rights or claims under the Age Discrimination in Employment Act, to rights or claims that cannot be waived by private agreement under applicable law, to statutory indemnification provisions and rights set forth in any applicable directors and officers liability insurance policy, or to the Executive’s entitlement to any vested benefits he has as of the Effective Date of Termination under the Company’s various employee benefits plans or programs, including the Company’s Retirement

Savings Plan or Executive Retirement Plan (“Company Benefit Plans”); provided, however, that (a) Executive’s termination of employment and execution of this Agreement shall not be deemed to accelerate vesting of any rights under the Company Benefit Plans; and (b) as set forth in Section 1(d) of this Agreement, the Executive agrees and acknowledges that he has no right to payment or benefits under any Company Severance Plan as a result of his termination of employment or execution of this Agreement.
     4. Cooperation. The Executive specifically understands that in partial consideration for the benefits received pursuant to this Agreement, which the Executive acknowledges are in excess of any other benefits or compensation the Executive might otherwise be entitled to claim or receive, the Executive may be requested by the Company to cooperate with the Company in the defense or prosecution of one or more existing or future court actions, governmental investigations, arbitrations, mediations or other legal or equitable proceedings which involve the Company, its past and present affiliates and subsidiaries, and any of its and their employees, officers or directors, and the Executive agrees to do so. This cooperation may include, but shall not be limited to, the need for or availability for testimony in deposition, affidavit, trial, mediation or arbitration, as well as preparation for that testimony. The Executive shall be available at the Company’s reasonable request for any meetings or conferences the Company deems necessary in preparation for the defense or prosecution of any such legal proceedings. The Company shall reimburse the Executive for any actual costs and expenses reasonably incurred by the Executive while his services are being utilized by the Company pursuant to this paragraph and will compensate the Executive for any such service at the rate of Three Hundred Dollars ($300.00) per hour (but no more than One Thousand Five Hundred Dollars ($1,500.00) per day).
     5. Nondisparagement. The Executive agrees not to disparage or otherwise comment negatively about any Releasee, except to the extent that the Executive is required by applicable law to testify. The Company agrees that in the event it receives an inquiry regarding the Executive from a prospective employer of the Executive, it will advise the prospective employer only of the Executive’s last position and dates of employment with the Company, and that the Executive resigned on July 18, 2007.
     6. Breach of Agreement In addition to other remedies available to the Company under this Agreement, if at any time the Executive materially breaches any provision of this Agreement or if the Company, after the date of execution of this Agreement, discovers facts (a) that the Company did not know prior to such date, and (b) that show that the Executive engaged during his term of employment with the Company in activities that would constitute Cause as defined in the Employment Agreement, the amount paid to the Executive pursuant to Section 1(b) of this Agreement shall be forfeited, and the Company may recoup the gross amount of such payment, within two (2) years after the Executive engages in such conduct or the conduct is first discovered by the Company. The payment shall be made in such manner and on such terms and conditions as may be required by the Company. The Company and the Executive agree that the monetary value of a material breach of this Agreement by the Executive would be difficult to calculate. As a result, the Company and the Executive agree that in the event of a material breach by the Executive, this section contains a reasonable basis for estimating the damages from such breach. This section shall not foreclose the Company from recovering additional damages from such breach if such additional damages are proven by the Company.

     7. Confidentiality of Agreement. Except as required by law, the Executive agrees that the terms, amount and fact of this Agreement shall be confidential and that he will not disclose any information concerning this Agreement to anyone other than his immediate family members, financial advisors and legal counsel.
     8. Tax Consequences. The Executive is solely responsible for the tax consequences of this Agreement, including the application of section 409A of the Code. The Executive acknowledges that he has consulted with his tax advisor with respect to the tax consequences of his stock options and all compensation provided under this Agreement and the Company’s benefit plans. The Company shall have no liability with respect to the tax consequences of his stock options or any compensation provided under this Agreement or any benefit plans. The Company shall have the right to determine in its sole discretion whether, and to what extent, any payments or benefits under this Agreement are subject to withholding for income or other taxes or reporting to tax authorities. In addition, payments and benefits under this Agreement are not benefit-bearing (i.e., shall not be considered compensation) for purposes of any Company Benefit Plan.
     9. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Ohio, to the extent not preempted by federal law.
     10. Severability. If any part of this Agreement other than Section 3 is determined to be invalid, illegal or otherwise unenforceable, the remaining provisions of this Agreement shall not be affected and will remain in full force and effect.
     11. Acknowledgements. In signing this Agreement, the Executive acknowledges that:
     (a) The Company has not provided the Executive with any tax advice, and the Executive is solely responsible for the tax consequences of compensation provided under this Agreement or under any Company benefit plan.
     (b) The Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which the Executive acknowledges is adequate and satisfactory and beyond that to which the Executive is otherwise entitled.
     (c) The Executive is hereby advised to consult with an attorney before signing this Agreement.
     (d) The Company has provided the Executive with a reasonable period of time in which to consider the Agreement, and the Executive has signed on the date indicated below after concluding that this Agreement is satisfactory.

     (e) Neither the Company nor any of its agents, representatives, employees, or attorneys, have made any representations to the Executive concerning the terms or effects of this Agreement other than those contained herein.
     IN WITNESS WHEREOF, and intending to be bound hereby, the parties have executed this Separation Agreement and General Release on the dates set forth below.

THE SCOTTS MIRACLE-GRO COMPANY
July 18, 2007	By:	/s/ Denise S. Stump
	Name:	Denise S. Stump
	Title:	EVP, Global HR

July 18, 2007		/s/ Christopher L. Nagel
Christopher L. Nagel

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